Exhibit 23.1

DEGOLYER AND MACNAUGHTON

Canada Limited

311 – 6th Avenue SW, Suite 1430

Intact Place, East Tower

Calgary, Alberta, Canada T2P 3H2

TELEPHONE

(403) 266-8680

FAX

(403) 266-1887

January 9, 2015

Deep Well Oil & Gas, Inc.

Suite 700, 10150 – 100 Street

Edmonton, AB T5J 0P6

Canada

Re: Form 10-K for the Year Ending September 30, 2014

Dear Sir,

We hereby consent to the reference to our firm name and to the use of our report entitled, “Appraisal Report as of September 30, 2014 on the Sawn Lake Property owned by Deep Well Oil & Gas, Inc. in Canada”, dated January 9, 2015, evaluating the Proven and Probable reserves and the present worth values of those reserves attributable to the properties of the Corporation (the “Report”) in the above-referenced Form 10-K.

We have read the Form 10-K and have no reason to believe that there is any misrepresentation in the information contained therein derived from our Report or that is within our knowledge as a result of the services we provided in preparing the Report.

Very truly yours,

/s/ Douglas S. Christie
Douglas S. Christe, P.Geol
Vice President
DeGolyer and MacNaughton
Canada Limited

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